UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

FBL Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

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APPROVE FBL FINANCIAL GROUP’S $56.00 PER SHARE ALL-CASH SALE
VOTE “FOR” THE TRANSACTION ON THE WHITE PROXY CARD TODAY
March 17, 2021
Dear Fellow Shareholder,
On January 11, 2021, FBL Financial Group, Inc. (“FBL Financial Group” or the “Company”) and Farm Bureau Property & Casualty Insurance Company (“FBPCIC”) announced that the companies had reached a definitive agreement under which FBPCIC will acquire all of the outstanding shares of FBL Financial Group Class A and Class B common stock, excluding shares owned by FBPCIC and the Iowa Farm Bureau Federation (“IFBF”), for $56.00 per share in cash.
We strongly believe the transaction provides shareholders with a significant premium and certain and immediate value. The agreement is the culmination of an in-depth three-month process undertaken by the Special Committee of the Board of Directors of FBL Financial Group, made up of independent and unaffiliated directors. Throughout that process, the Special Committee engaged in a detailed review of the original offer of $47.00 per share and conducted a rigorous negotiation with FBPCIC before unanimously recommending the final offer of $56.00 per share to the full Board of Directors.

This is the right transaction at the right time, which offers compelling value to FBL Financial Group’s unaffiliated shareholders. The Board of Directors recommends voting “FOR” the transaction on the WHITE proxy card today.

The Transaction Delivers a Significant Premium and Certain and Immediate Value to the Company’s Unaffiliated Shareholders
The Special Committee’s and Board of Directors’ unanimous recommendations that FBL Financial Group’s unaffiliated shareholders approve the $56.00 per share all cash transaction reflect the fact that the valuation is highly compelling.
Premium to FBL Financial Group Stock Price:   The $56.00 per share transaction value represents a 50%+ premium to FBL Financial Group’s stock price both immediately prior to FBPCIC’s initial offer on September 4, 2020 and in the three months leading up to the offer.
Compelling Relative Value:   The $56.00 per share value compares favorably to relevant trading and transaction multiples.

Post-announcement trading:   From January 11, 2021 (the date the transaction was announced) through March 15, 2021, the Company’s VWAP is $56.77. We believe there are two factors that should be considered in evaluating and contextualizing the trading in the Company’s stock:
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Shareholders will receive quarterly dividends until the closing of the transaction.   Shareholders of record as of March 15, 2021 will receive a $0.52 per share dividend in addition to the $56.00 per share deal consideration. While not expected, if closing were to occur after June 15, 2021, shareholders would expect to receive a total of two dividends, equal to $1.04 per share, in addition to the $56.00 per share deal consideration.

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The Company’s stock is illiquid.   As a result, a relatively small amount of trading volume can have an outsized impact on the share price. Since the transaction announcement, the Company’s average daily trading volume, excluding the day of announcement, has been 65,767 shares, representing 0.3% of the Company’s fully diluted shares outstanding and 0.7% of the unaffiliated fully diluted shares.

Rigorous Negotiation Process Delivers Substantial Value to Unaffiliated Shareholders
Upon receipt of FBPCIC’s initial proposal of $47.00 per share on September 4, 2020, the Board of Directors established a Special Committee of independent and unaffiliated directors to conduct a detailed review of the proposal.
The Special Committee includes seasoned, experienced directors with public company board and insurance industry expertise, who have a singular focus on maximizing value for FBL Financial Group’s unaffiliated shareholders. The Special Committee promptly retained independent financial and legal advisors to assist with its review and evaluation of FBPCIC’s proposal on behalf of unaffiliated FBL Financial Group shareholders.
The Special Committee also retained Milliman, a leading actuarial consultant, to prepare a detailed, policy-by-policy actuarial appraisal model of FBL Financial Group’s life and annuity operations’ cash flow profile. The appraisal derives a consolidated value for FBL Financial Group’s insurance operations in Farm Bureau Life Insurance Company and Greenfields Life Insurance Company.
Throughout its review of the proposed transaction, the Special Committee maintained its right to review offers from other parties, providing opportunities to secure superior value for FBL Financial Group’s unaffiliated shareholders in the event another potential buyer came forward. However:
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Outside of the proposal from FBPCIC, FBL Financial Group received no other offers from alternative potential acquirers; and

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IFBF, which holds approximately 60% of the Company’s Class A common stock and 67% of the Company’s Class B common stock, has communicated clearly, both publicly and to the Board of Directors, that it has no interest in selling its position in FBL Financial Group or voting in favor of a competing offer.

Over the course of more than 20 meetings, the Special Committee and its independent financial and legal advisors engaged in multiple rounds of negotiations with FBPCIC. Those negotiations resulted in a significantly improved value for the Company’s unaffiliated shareholders in the form of a price increase and a cash dividend.

The Right Transaction at the Right Time
The Special Committee also reviewed the transaction in the context of FBL Financial Group management’s projections for 2021 and beyond. In addition to the ongoing impact of the COVID-19 pandemic on the business, management expects future results to be pressured by several headwinds, including:
1.
The impact of low market interest rates on net investment income/spreads

2.
Continued losses in FBL Financial Group’s Wealth Management business resulting from the COVID-19 pandemic

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The flattening of annuity account values as a result of increased withdrawals and slowing sales

These trends and their expected impact on the long-term value of FBL Financial Group’s shares, combined with the substantial premium and compelling value offered under the transaction, were analyzed by our financial advisor, Barclays Capital Inc., and independent actuarial consultant, Milliman. Their analysis demonstrates that the transaction value is at the high end of the independently appraised value per share of FBL Financial Group’s insurance businesses7. These factors were key elements in the Special Committee’s recommendation to approve the $56.00 per share transaction.
Transaction Terms Include Protections for Unaffiliated Shareholders
Majority of the Minority Shareholder Vote Required for Closing.   The transaction requires approval from a majority of all outstanding FBL Financial Group common stock not owned by FBPCIC and its affiliates, IFBF and its affiliates, or their respective directors and officers.
Ignore Any Proxy Cards You May Receive From Capital Returns Management
Capital Returns Management, LLC (“CRM”), a holder of approximately 0.5% of the Class A common stock of FBL Financial Group, is soliciting votes in opposition to the transaction that the Special Committee recommends. The Special Committee has carefully reviewed the arguments made by CRM and identified several important flaws:
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Flawed analysis.    We believe that CRM’s valuation analysis of the Company is fundamentally misleading because it ignores the following critical considerations:

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CRM ignores intrinsic methodologies and relies exclusively on precedent transactions in establishing its valuation thesis for the Company.   CRM does not undertake to perform other valuation methodologies, or even acknowledge (i) Milliman’s independent actuarial appraisal, (ii) Barclays’ sum-of-the-parts, dividend discount and comparable companies analyses, and (iii) the various other valuation methodologies that the Special Committee, with advice from Barclays, used to value the Company. As a result, we believe that the quality of CRM’s analysis falls far short of the rigorous and holistic valuation analysis undertaken by the Special Committee and its advisors in evaluating the proposed transaction.

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We believe that the precedent transactions relied upon by CRM are misleading.   Multiples paid in transactions are subject to the particular circumstances of each transaction. The majority of “precedent” transactions that CRM references are out of date, having occurred in 2015 or earlier, and involved uniquely positioned Japanese strategic acquirers that enjoyed a lower cost of capital than FBPCIC. In at least one case, the target company, a group insurance company, had a business model that is completely different from that of FBL Financial Group.

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We believe the implied values in CRM’s analysis are misleading because they are based on multiples of book value including “accumulated other comprehensive income” (“AOCI”).   Including AOCI for purposes of book value per share multiples has the potential to present a misleading picture of insurers’ equity value because mark-to-market gains in insurers’ invested asset portfolios are recognized, but liabilities are not adjusted on the same basis. Because insurers report most investments at fair value, their book value can become highly volatile and potentially distorted. In contrast, ex-AOCI book value is less sensitive to such fluctuations because it excludes unrealized investment gains and losses. Therefore, focusing on ex-AOCI book value — as we did in our analysis — can provide a more representative picture of insurers’ equity valuation.

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Flawed understanding of process. The terms of the transaction were determined through arms’ length negotiations. Because of the ownership stake held by FBPCIC and IFBF and the fact that certain members of the Board of Directors are also directors or officers of FBPCIC and IFBF, the Board of Directors appointed a Special Committee composed solely of independent and unaffiliated directors to oversee negotiations with FBPCIC in order to avoid potential conflicts of interest. The highly qualified and experienced members of the Special Committee were responsible for reviewing and negotiating the transaction with the sole purpose of maximizing value for unaffiliated FBL Financial Group shareholders, and engaged the help of independent legal and financial advisors to assist with their review.

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Flawed perspective. We agree with CRM that FBL Financial Group has strong underlying fundamentals and market position. However, we disagree with the logic behind CRM’s assertion that FBL Financial Group does not “need” this transaction. In its final analysis, the Board of Directors believes that, in light of the current trends in our market, this is the right transaction, at the right time, and offers compelling value to FBL Financial Group’s unaffiliated shareholders.

How to Vote FOR the Merger Proposal and Secure Your Cash Value
Your vote is important, as a failure to vote will have the same effect as a vote against the transaction. No matter how many shares you own, we urge you to sign and return the enclosed WHITE proxy card and vote FOR the proposal to approve this transaction and secure certain, immediate and compelling value of $56.00 per share in cash. You should discard any proxy cards you may receive from CRM. If you have already cast your vote on another proxy card, you have every right to revoke your prior vote by simply using the WHITE proxy card to vote again, as only your latest-dated proxy will count. You may also vote by phone or Internet by following the instructions on your proxy card.
The Board of Directors is confident that the transaction is a compelling opportunity for shareholders to realize immediate and certain value. Please vote your proxy today, either by Internet, phone or mail. If you have questions about how to vote your shares, please contact Okapi Partners, our proxy solicitor at (877) 629-6357 or at info@okapipartners.com.
Sincerely,
The Special Committee of the
FBL Financial Group Board of Directors

If you have questions about how to vote your shares, please contact our proxy solicitor
Phone: (877) 629-6357
Email: info@okapipartners.com

Forward-Looking Statements
Some of the statements in this letter are forward-looking statements (or forward-looking information). When we use words such as “anticipate,” “intend,” “plan,” “seek,” “believe,” “may,” “could,” “will,” “should,” “would,” “could,” “estimate,” “continue,” “predict,” “potential,” “project,” “expect,” or similar expressions, we do so to identify forward-looking statements. Forward-looking statements are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control, including general economic and market conditions, industry conditions, operational and other factors. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to obtain the requisite shareholder or regulatory approval for the proposed transaction or the failure to satisfy other conditions to completion of the proposed transaction; the risk that shareholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; risks that the proposed transaction disrupts current plans and operations; the ability to recognize the benefits of the transaction; the amount of the costs, fees, and expenses and charges related to the transaction; change in interest rates; changes in laws and regulations; differences between actual claims experience and underwriting assumptions; relationships with Farm Bureau organizations; the ability to attract and retain sales agents; adverse results from litigation; the impact of the COVID-19 pandemic and any future pandemics and the impact and results of the contested solicitation by Capital Returns Management, LLC. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in FBL Financial Group’s filings with the SEC, including FBL Financial Group’s Annual Report on Form 10-K and FBL Financial Group’s quarterly reports on Form 10-Q. The statements in this communication speak only as of the date of this communication and we undertake no obligation or intention to update or revise any forward-looking statement, whether as a result of new information, changes in assumptions, future developments or otherwise, except as may be required by law.
Additional Information and Where to Find It
In connection with the proposed transaction, FBL Financial Group has filed with the SEC a definitive proxy statement on Schedule 14A and a Schedule 13e-3 Transaction Statement, and may file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the definitive proxy statement or any other document that FBL Financial Group may file with the SEC. INVESTORS IN, AND SECURITY HOLDERS OF, FBL FINANCIAL GROUP ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the definitive proxy statement and accompanying WHITE proxy card (when available), any amendments or supplements to the proxy statement and other documents filed with the SEC by FBL Financial Group through the web site maintained by the SEC at www.sec.gov or by contacting the individuals listed below.
End Notes:

1
Multiple presented on the basis of the Company’s 2021 Adjusted Operating Income Applicable to Common Shareholders estimate of $96.9 million, or $3.96 per share.

2
Book Value per Share (ex. AOCI) of $44.52 per share as of September 30, 2020.

3
Life Index includes: GL, PRI and CNO. Market data as of January 8, 2021.

4
Joint Athene and MassMutual bid details per Business Combination Disclosure dated October 1, 2020.

5
Annuity Index includes: ATH and AEL. Market data as of January 8, 2021.

6
Merger details per presentation titled “KKR & Co. Inc. Acquisition of Global Atlantic Financial Group” published July 8, 2020.

7
Calculated using Milliman’s appraisal derived from modeling the discounted cash flows of the insurance businesses of FBL Financial Group.